Exhibit 10.2
CIENA CORPORATION
2008 OMNIBUS INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT
     Your stock option grant by Ciena Corporation (the “Company”) is subject to the terms and conditions set forth in (i) this Agreement, (ii) the 2008 Omnibus Incentive Plan (the “Plan”) and (iii) the grant details contained in your OptionSelect account for this award. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Vesting	Your option vests in accordance with the grant details and vesting schedule set forth in your OptionSelect account for this award, provided you remain in Service on the vesting date and meet any applicable vesting requirements set forth in this Agreement or otherwise applicable to this grant.

This option is only exercisable before it expires and then only with respect to the vested portion of the option. You may exercise this option, in whole or in part, to purchase a whole number of vested shares in accordance with the Plan and this Agreement.

Except as provided in this Agreement, or in any other agreement between you and the Company, no additional options will vest after your Service has terminated.

Term	Your option will expire at the close of business at Company headquarters on the 10th anniversary of the Grant Date. Your option will expire earlier if your Service terminates, as described below.

Regular Termination of Service	If your Service terminates for any reason, other than death, Disability or Cause, then your option will expire at the close of business at Company headquarters on the 90th day after your termination date.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option and the option shall expire immediately upon your termination.

Death	If your Service terminates because of your death, your option will automatically vest as to the number of options that would have vested had you remained in Service for the 12 month period immediately following your death and your option will expire at the close of business at Company headquarters on the date 12 months after the date of death.

If you die during the 90-day period described in connection with a regular termination of Service above, and a vested portion of your option has not yet been exercised, then your option will instead expire on the date 12 months after your termination date.

During the12 month period above, your estate or heirs may exercise the vested portion of your option.

Disability	If your Service terminates because of your Disability, your option will automatically vest as to the number of options that would have vested had you remained in Service for the 12 month period immediately following your Disability and your option will expire at the close of business at Company headquarters on the date 12 months after the date of termination.

Leaves of Absence	For purposes of this option, your Service does not terminate when you go on a bona fide leave of absence approved by the Company, if the terms of your leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. The Company will determine, in its sole discretion, whether and when a leave of absence constitutes a termination of Service under the Plan.

Notice of Exercise	When you wish to exercise this option, you must notify the Company by completing and electronically submitting such exercise request via your OptionSelect account. Such exercise will be effective only when a valid electronic exercise submission is received.

Form of Payment	Upon exercise of your option, you must submit payment of the option price for the shares you are purchasing. Payment may be made via (i) cash previously deposited in your OptionSelect account; (ii) a “cashless” exercise, by which you deliver an irrevocable direction to a licensed securities broker to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any applicable withholding taxes; or (iii) as otherwise permitted by the Administrator.

Withholding Taxes	In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate. Payment of your withholding or other taxes may be made via one of the forms of payment for exercise set forth above, or as otherwise determined by the Administrator.

Transfer of Option	Only you may exercise this option. You cannot transfer or assign this option. If you attempt to transfer this option, it will immediately become invalid. You may, however, transfer this option pursuant to a marital property settlement agreement, dispose of this option in your will or transfer this option upon your death by the laws of descent and distribution.

Retention Rights	Neither your option nor this Agreement give you the right to be retained by the Company or any Affiliate in any capacity and your Service may be terminated at any time and for any reason.

Shareholder Rights	You have no rights as a shareholder of the Company unless and until the Stock relating to your exercise has been issued (or an appropriate book entry has been made). Except as described in the Plan, no adjustments are made for dividends or other rights if the applicable record date occurs before your Stock is issued (or an appropriate book entry has been made).

Applicable Law	Any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to this Agreement or the Plan shall be commenced only in a court in the State of Delaware and the parties to this Agreement consent to the jurisdiction of such court. You agree to waive your rights to a jury trial for any claim or cause of action based upon or arising out of this Agreement or the Plan.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes the information provided in this Agreement, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this option, you consent to the Company’s processing of such personal data and the transfer of such data outside the country in which you work or are employed, including, with respect to non-U.S. residents, to the United States, to transferees who shall include the Company and other persons designated by the Company to administer the Plan.

Consent to Electronic Delivery	Certain statutory materials relating to the Plan have been delivered to you in electronic form. By accepting this grant, you consent to electronic delivery and acknowledge receipt of these materials, including the Plan and Plan prospectus.

Non-U.S. Residents	If you are a non-U.S. resident, additional terms and conditions with respect to your award may apply as set forth on the Stock Administration page of the MyCiena intranet.

Non-Qualified Stock Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.
This Agreement is not a stock certificate or a negotiable instrument.
By accepting your grant electronically via OptionSelect, you agree to the terms and conditions in this Agreement and in the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

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